EXHIBIT 10.2.3


TO:       ASTRIS INC.

AND TO:   ASTRIS ENERGI INC.

RE:       DEBENTURE MADE BY ASTRIS INC AND ASTRIS ENERGI INC. THE
          DATE HEREOF (the "DEBENTURE")

DATE:     OCTOBER 22, 1998

The undersigned, Energy Ventures Inc. (Canada), hereby assures Astris Inc. and Astris Energi Inc. that it will not exercise its rights to realize on the security under the Debenture unless Astris Inc. or Astris Energi Inc. becomes bankrupt or insolvent or a receiver is appointed with respect to any of the assets of Astris Inc. or Astris Energi Inc.

ENERGY VENTURES INC (CANADA)
Per: /s/ illegible signature
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